Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our reports in the Registration Statement (Form S-4) of Flex Pharma, Inc. as well as the incorporation by reference of our reports in the related proxy statements/prospectus/information statement, which is expected to be filed with the U.S. Securities and Exchange Commission on February 13, 2019. The specific reports subject to this consent are dated as follows:

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February 13, 2019, with respect to the audit of the balance sheets of Salarius Pharmaceuticals, LLC as of September 30, 2018, December 31, 2017 and 2016 and the related statements of operations, changes in members’ equity and cash flows for the period ended September 30, 2018 and the years ended December 31, 2017 and 2016.

We also consent to the reference to our firm under the caption “Experts” in its Registration Statement (Form S-4) and related proxy statement/prospectus/information statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

February 13, 2019